INVESTORS’ RIGHTS AGREEMENT

Table of Contents

1. INFORMATION RIGHTS	3
1.1. Financial Information 1.2. Inspection Rights 1.3. Rule 144A Information	3 3 4
2. REGISTRATION RIGHTS	4
2.1. Definitions
2.2. Demand Registration
2.3. Piggyback Registrations
2.4. Form S-3 Registration
2.5. Obligations of the Company
2.6. Furnish Information
2.7. Delay of Registration
2.8. Indemnification
2.9. "Market Stand-Off" Agreement
2.10. Rule 144 Reporting
2.11. Termination of the Company's Obligations
2.12. Limitations on Subsequent Registration Rights
2.13. Expenses	4 4 5 7 8 8 9 9 12 12 13 13 13
3. RIGHT OF FIRST REFUSAL	13
3.1. General 3.2. New Securities 3.3. Procedures 3.4. Failure to Exercise 3.5. Termination	14 14 14 15 15
4. APPROVALS	16
5. OPERATING GUIDELINES	16
6. ASSIGNMENT AND AMENDMENT	16
6.1. Assignment 6.2. Amendment and Waiver of Rights	16 17
7. GENERAL PROVISIONS	17
7.1. Favored Nations
7.2. Notices
7.3. Entire Agreement
7.4. Governing Law
7.5. Parties
7.6. Successors And Assigns
7.7. Counterparts
7.8. Costs And Attorneys' Fees
7.9. Adjustments for Stock Splits, Etc.
7.10. Aggregation of Stock
7.11. Further Assurances	17 17 18 18 18 18 18 18 18 18 18

EXHIBITS
A — INVESTORS
B — OPERATING GUIDELINES

           This Investors’ Rights Agreement (this “Agreement”) is made and entered into by and among First Look Media, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A attached hereto (the “Investors”), who, pursuant to separate contracts, have acquired shares, options, or conversion rights to acquire shares, of the Company’s common stock (the “Initial Stock”). However, notwithstanding anything to the contrary in this Agreement, Richard Williams, one of the Investors, shall not be entitled to the provisions of Sections 1, 3, 4, and 5 of this Agreement.

           1.       INFORMATION RIGHTS

                     1.1.     Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, and terminating on the date the Company’s common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Company will:

                               a.       Annual Reports. Furnish to the Investors, as soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, audited financials including a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of operations and a consolidated statement of cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices;

                               b.       Quarterly Reports. Furnish to the Investors as soon as practicable, and in any case within 60 days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), summary quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of operations and an unaudited statement of cash flows and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company, for the fiscal quarter covered;

                               c.       Monthly Reports. Furnish to the Investors as soon as practicable, and in any case within thirty (30) days after the end of each calendar month (except the last month of the Company’s fiscal year), summary monthly status reports, together with an unaudited Balance Sheet; and

                               d.       Annual Budget. Furnish to the Investors as soon as practicable and in any event no later than thirty (30) days prior to the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. The Company shall also furnish to the Investors, within a reasonable time of its preparation, amendments to the annual budget, if any.

                     1.2.     Inspection Rights. The Company shall permit each Investor holding at least 50% of the shares of such Investor’s Initial Stock (or right to convert into or exercise options to acquire such stock), at such Investors expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

                     1.3.     Rule 144A Information. The Company agrees to provide each Investor, upon request, with such written information as may be required in order to permit such Investor to resell any shares of the Company’s stock pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (“Securities Act”).

           2.       REGISTRATION RIGHTS.

                     2.1.     Definitions. For purposes of this Section 2:

                     a.       Registration. The terms “register”, “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                     b.       Registrable Securities. Subject to Section 5.1(b), the term “Registrable Securities” means the Initial Stock acquired by the Investors or over which such persons hold a right to acquire, such as upon exercise of an option or conversion rights, excluding, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

                     c.       Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of common stock of the Company that are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible debt or securities.

                     d.       Holder. The term “Holder” means any person owning of record Registrable Securities, or any assignee of record of such Registrable Securities (including any rights to acquire such stock, including upon exercise of options or conversion rights), to whom rights set forth herein have been duty assigned in accordance with this Agreement. The Holder of any rights to acquire Registrable Securities shall be entitled to all the provisions hereof and shall be treated as holding such Registrable Securities prior to exercise of such rights for all purposes of this Agreement, but such Holder must exercise their rights to acquire such stock prior to any actual applicable registration.

                     e.       Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                     f.       SEC. The term “SEC” means the U.S. Securities and Exchange Commission.

                     2.2.     Demand Registration.

                               a.       Request by Holders. If the Company shall receive at any time after the earlier of (i) five years from the date hereof and (ii) six (6) months after the registration of the Company’s common stock under Section 12(g) of the Exchange Act, a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and include in such registration by notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than five million dollars ($5,000,000).

                               b.       Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2, and the Company shall include such information in the Request Notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by the Company and approved by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                                 c.       Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.

                      2.3.     Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within ten (10) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                                a.        Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to stockholders exercising any demand registration rights, second to the Company, and third, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement; on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by persons who are employees or directors of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 7.2 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

                       2.4.         Form S-3 Registration. In case the Company, after it has registered its common stock under the Exchange Act, shall receive from Holder(s) of at least 10% of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:

                                 a.        Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

                                 b.        Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specked in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                                      (i)        if Form S-3 is not available for such offering;

                                      (ii)        if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than three million Dollars ($3,000,000);

                                      (iii)        if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4;

                                      (iv)        if the Holders are otherwise eligible to sell all of their Registrable Securities within a 90-day period under Rule 144 of the Securities Act;

                                      (v)        if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good-faith judgment of the Board of Directors it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration statement to be effected at such time, in which event the Company will have the right to defer the filing for a period of not more than 90 days after receipt of the request of the Holder(s) under this Section 2.4; or

                                      (vi)        in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                                 c.        Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration.

                                 d.        Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

                       2.5.         Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

                                 a.        Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

                                 b.        Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                                 c.        Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                                 d.        Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process or subject itself to taxation in any such states or jurisdictions.

                                 e.        In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

                                 f.        Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                                 g.        Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                       2.6.         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

                       2.7.         Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

                       2.8.         Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                                 a.        By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations by the Company (collectively, the “Violations” and, individually, a “Violation”):

                             (i)         any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

                             (ii)         the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                             (iii)         any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

          The Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                       b.         By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder In the registered offering out of which such Violation arises.

                       c.         Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                       d.         Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                       e.         Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (2) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and, sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                       f.         Survival. The obligations of the Company and Holders larder this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

                       2.9.         “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

                       a.         such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

                       b.         (i) all executive officers and directors of the Company then holding common stock of the Company and (ii) all stockholders holding in the aggregate at least 1% of the total equity of the Company, enter into similar agreements.

          For purposes of this Section 2.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested. If the Company or the underwriter of any public offering of the Company’s securities waive or terminate any standoff or lockup restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of common stock beneficially held by such holder and the Holders.

                       2.10.         Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the common stock of the Company, the Company agrees to:

                       a.         Use reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                            b.         Use reasonable, diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has, become subject to such reporting requirements); and

                            c.         So long as a Holier owns any Registrable Securities, to furnish to the Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

                       2.11.         Termination of the Company’s Obligations. The Company shall have no obligations’ pursuant to Sections 2.2 through 2.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than seven (7) years after the Company's common stock is required to be and is registered under Section 12(g) of the Exchange Act or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

                       2.12.         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a), or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.2.

                       2.13.         Expenses. All expenses incurred in connection with a registration pursuant to Sections 2.2, 2.3 and 2.4, including without limitation, all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company (but excluding underwriters’ discounts and commissions), shall be bome by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders.

           RIGHT OF FIRST REFUSAL.

                       3.1.         General. Each Holder (as defined in Section 2.1(d)) and any party to whom such Holder’s rights under this Section 3 have been duly assigned in accordance with Section 6.1(b) (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holders “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d), such as upon exercise of options or conversion rights) to (b) a number of shares of common stock of the Company equal to the total number of shares of common stock of the Company then outstanding.

                       3.2.         New Securities. “New Securities” shall mean any common stock or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such common stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such common stock or preferred stock; provided, however, that the term “New Securities” does not include:

                       a.         The Initial Stock;

                       b.         Shares of common stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Investors;

                       c.         shares of common stock or preferred stock of the Company issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof;

                       d.         shares of the Company’s common stock or preferred stock issued in connection with any stock split or stock dividend or recapitalization; and

                       e.         shares of the Company’s common stock issued or assumable by the Company to the public pursuant to a registration statement filed under the Securities Act.

                       f.         any shares of the Company’s common stock, preferred stock or options or warrants for the purchase of shares of the Company’s common stock issued in connection with the acquisition of business or assets of another person (other than an “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act)) or other strategic transactions, such as loans, joint ventures or marketing or distribution arrangements, involving the Company and another such person.

                       3.3.         Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 7.2 hereof. Each Rights Holder shall have thirty (30) days from the date such Notice is effective, as determined pursuant to Section 7.2 hereof based upon the manner or method of notice, to agree in writing to purchase such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within ten (10) days after receiving the Overallotment Notice.

                       3.4.         Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such thirty (30) plus ten (10) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

                       3.5.         Termination. This right of first refusal shall terminate (a) when the Company’s common stock is listed on a national stock exchange (including the NASDAQ Small Cap or National Market), (b) with respect to any Holder that holds less than 5% of the total outstanding common stock of the Company or less than 50% of the shares of an Investor’s Initial Stock (or right to convert into or exercise options to acquire such stock), or (c) upon (1) the acquisition of all or substantially all the assets of the Company or (2) a reorganization, consolidation or merger (or similar transaction or series of transactions) of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions.

          4.       APPROVALS. For so long as either Investor holds at least 50% of such Investor’s Initial Stock (or right to convert into or exercise options to acquire such stock), such Investor shall have the right to approve the following matters:

                       4.1.         Any material amendments to the “Operating Guidelines” to be adopted by the board of directors of the Company;

                       4.2.         The annual business plan and budget and any material amendments thereto or any subsequent material variation therefrom;

                       4.3.         The new equity plan for employees (including performance objectives) and any subsequent material amendments thereto;

                       4.4.         The terms of all contracts with all key employees and any subsequent material amendments thereto;

                       4.5.         The authorization, creation and/or issuance of any new securities (or options to acquire securities) of the Company, whether equity or debt, other than pursuant to the new equity plan approved pursuant to Section 4.3 and other than the stock to be issued under Paragraph 5.2.

                       4.6.         The terms of any material contract or agreement, including employment agreements, with any officer, director, employee or shareholder of the Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person;

                       4.7.         Any agreement relating to the transfer of any material assets of the Company in a transaction not in the ordinary course of business of the Company or any merger or consolidation.

           5.      OPERATING GUIDELINES. The Board of Directors shall conduct the business of the Company in accordance with the “Operating Guidelines” attached hereto as Exhibit B, which shall serve as a general template for the overall conduct of the Company’s business and which include, among other things, the requirement of adoption of an annual business plan and specific actions that the officers of the Company are required to submit to the Board of Directors for consideration and approval.

           6.      ASSIGNMENT AND AMENDMENT.

            6.1.          Assignment. Notwithstanding anything herein to the contrary:

                       a.         Information and Approval Rights. The rights of an Investor under Sections 1 and 4 hereof may be assigned only to a party who acquires from the Investor (or an Investor’s permitted assigns) at least 51 % of the shares of the Investor’s Initial Stock (or right to convert into or exercise options to acquire such stock). To the extent an Investor (or an Investor’s permitted assigns) retains any Initial Stock following such an assignment, the rights of the Investor under Sections 1 and 4 shall terminate.

                       b.         Registration Rights; Refusal Rights. The registration rights of a Holder under Section 2 hereof and the rights of first refusal of a Rights Holder under Section 3 hereof may be assigned only to a party who acquires at least 51% of the shares of an Investor’s Initial Stock (or right to convert into or exercise options to acquire such stock); provided, however that (i) no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; (ii) any Such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6 and (iii) to the extent an Investor (or an Investor’s permitted assigns) retains any Initial Stock following such an assignment, the rights of the Investor under Section 2 shall terminate. The foregoing assignments of the registration rights under Section 2 and rights of first refusal under Section 3 may be made without the Company’s consent or obtaining the minimum number of shares of the Initial Stock or the Registrable Securities noted above if the assignment is to a partner, affiliate, stockholder, parent, child or spouse of the holder or to the holder’s estate.

                       6.2.         Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Initial Stock representing sixty-six and two-thirds percent (66-2/3%) of all the initial Stock (or right to convert into or exercise options to acquire such stock). Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

           7.      GENERAL PROVISIONS.

                       7.1.         Favored Nations. If any subsequent shareholders of the Company are granted any more favorable information, registration, or preemptive rights than those granted here, then such more favorable provisions shall likewise apply to the Investors.

                       7.2.         Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by email or by facsimile at the address and number set forth below; (c) five (5) business days after deposit in the U.S. mail first class, postage prepaid, registered or certified mail with return receipt requested and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

                       a.         If to an Investor, at such Investors respective address as set forth on Exhibit A hereto.

                       b.         If to the Company, marked “Attention: CEO”, at 8000 Sunset Blvd., Suite B310, Los Angeles, CA 90046. Fax: 323-337-1061, with a copy to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174, Attention: David Alan Miller, Esq. Fax: 212-818-8881.

                       7.3.         Entire Agreement. This Agreement and the schedules and exhibits hereto which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the speck subject matter hereof.

                       7.4.        Governing Law. This Agreement shall be governed in all respects by the laws of the state of Delaware without regard to principles of conflict of laws.

                       7.5.         Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

                       7.6.         Successors And Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                       7.7.         Counterparts. This Agreement may be executed in any number of counterparts and transmitted by facsimile or PDF copy, each of which shall be an original, but all of which together shall constitute one instrument.

                       7.8.         Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

                       7.9.         Adjustments for Stock Splits. Etc. Wherever in this Agreement there is a reference to a specific number of shares of common stock or preferred stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stork dividend.

                       7.10.         Aggregation of Stock. For purposes of this Agreement, all shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                       7.11.         Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

           (Signature page follows.)

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

      DATED: ___________

FIRST LOOK MEDIA, INC. By: Print Name: Title: PFLM LLC By: Prentice Capital Management, LP, as Manager By: Print Name: Title: HENRY WINTERSTERN RICHARD WILLIAMS

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

DATED: 7/29/05

FIRST LOOK MEDIA, INC. By: Print Name: Title: PFLM LLC By: Prentice Capital Management, LP, as Manager By: Print Name: Title: HENRY WINTERSTERN

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

DATED: _________________

FIRST LOOK MEDIA, INC. By: Print Name: Title: PFLM LLC By: Prentice Capital Management, LP, as Manager By: Print Name: Title: HENRY WINTERSTERN RICHARD WILLIAMS

           IN WITNESS WHEREOF, the parties hereto have executed this Apreernent as of the date set forth below.

DATED: 7/28/05

FIRST LOOK MEDIA, INC. By: Print Name: Title: PFLM LLC By: Prentice Capital Management, LP, as Manager By: Print Name: Title: HENRY WINTERSTERN RICHARD WILLIAMS

EXHIBIT A

List of Investors

Name and Address

PFLM LLC

623 Fifth Ave, 32nd Fl.
New York, NY 10022
Fax: 212-756-1480

Henry Winterstern
C/o Capital Entertainment Enterprises, Inc.
9200 Sunset Blvd., Suite 625
Los Angeles, CA 90069
Fax:

Richard Williams
C/o Capital Entertainment Enterprises, Inc.
9200 Sunset Blvd., Suite 625
Los Angeles, CA 90069
Fax:

EXHIBIT B

OPERATING GUIDELINES
of
First Look Media, Inc. (“Corporation”)

These Operating Guidelines are to serve as a general “template” for the overall conduct of business and shall apply to the Corporation and all current and future subsidiaries of the Corporation.

I.           AUTHORITY/RESPONSIBILITY OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

          Subject to Section V, below, the Chief Executive Officer (“CEO”) and President (“Authorized Officers”) shall have general supervision, direction and control of the business and affairs of the Corporation and the general powers and duties of management usually vested in such officers of a corporation. The President will report to the CEO. The heads of every operating division, head of finance and head of business and legal affairs will report to the CEO and President. All other officers and employees of the Corporation will report to the President (directly or through such channels as the Authorized Officers may designate). Subject to Section V, below, the Authorized Officers (and no other persons) shall have the sole and ultimate authority and responsibility to make (i) all creative decisions for the Corporation and (ii) all employment decisions regarding Corporation personnel, with decisions regarding key executive management to be made in consultation with the Board.

          Notwithstanding the preceding paragraph, any action taken or decision made or authorized by the President must be consented to in advance by the CEO. The CEO may act, and make or authorize any decision without the consent of any other officer, so long as he informs the President of such actions prior to taking such actions if they are material. In the event of a disagreement between the Authorized Officers on a matter not requiring submission to the Board as provided in Section V, below, prior to any action being taken with respect to such matter, at the President’s request, the CEO and President shall convene a meeting of the Executive Committee to discuss the issue (unless such meeting cannot or is not convened within 24 hours, in which case this requirement is waived), and, only after consultation with the Executive Committee will (regardless of any disapproval of the Executive Committee) the CEO take (or not take) the action in question, such decision to be in his sole discretion. Subject to the CEO’s compliance with the foregoing procedure (if and where applicable), the CEO shall have, subject only Section V, and the Board of Directors shall, and hereby does, authorize the CFO to have, final authority and control over all employees of the Company and over all business, management, legal, strategic and financial decisions and matters relating to the Company and its Affiliates. All references in these Operating Guidelines to the authority of the Authorized Officers shall be qualified in their entirety to this Section I.

II.           BOARD OF DIRECTORS.

          The Board will have regular meetings at least on a monthly basis. The Co-Chairmen shall be Henry Winterstern and Christopher J. Cooney and they shall preside at all meetings of the Board and at all meetings of the stockholders. A four person Executive Committee of the Board will be established and the Co-Chairmen shall be permanent members. Each of the Co-Chairmen shall select one other Executive Committee member from their respective Board member appointees. The members of the Executive Committee will use their reasonable best efforts to meet once a month to review business operations. During intervals between meetings of the Board of Directors of the Corporation, the Executive Committee shall exercise all powers of the Board of Directors (except those specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the business and conduct of the affairs of the Corporation in all cases in which specific directions have not been given by the Board of Directors.

III.           ANNUAL BUSINESS PLAN.

          The Corporation will be operated in accordance with an annual business plan, the first of which has been adopted concurrently with the adoption of these Operating Guidelines (“Annual Business Plan”). Going forward, the Annual Business Plan shall be updated and revised by the Corporation’s officers, submitted to the Executive Committee in November of each calendar year and then presented to the Board of Directors at the last Board meeting of each calendar year. The Annual Business Plan will contain, among other things, estimated production, acquisition, distribution and release schedules and general accounts of spending related thereto and will include best estimates of sales, earnings and cash flow.

IV.           AGREEMENTS.

          The CEO acting alone (subject to the requirements of Section I), or the President and CEO acting together, will have the power to execute any and all agreements, documents, certificates and instruments related to the Company’s business with terms which are generally common in the entertainment industry or are otherwise necessary to accomplish the Corporation’s business purposes or Annual Business Plan. The Authorized Officers shall use their reasonable best efforts to consult with the Executive Committee on any agreement that, in the reasonable judgment of either Authorized Officer, is material to the Corporation’s performance.

V.           ACTIONS TO BE SUBMITTED TO THE BOARD.

          The Authorized Officers will submit the following actions to the Board for its approval (unless contemplated by the Annual Business Plan). Upon the satisfaction of the Conditions Precedent (as defined) set forth in the Amendment to the Loan Agreement, dated July 28, 2005 between the Corporation and PFLM LLC (the “Triggering Event”), the dollar amounts specified in the subsections below shall increase to the dollar amounts specified parenthetically where indicated:

A.	Any material amendments to the Annual Business Plan and quarterly updates;

B.

The disposition of any assets of the Corporation or any subsidiary with an aggregate fair market value in excess of $500,000 ($1,000,000 following the Triggering Event) (as determined in good faith by the Authorized Officers); provided that the Corporation may dispose of distribution and other rights to motion pictures or other related properties or assets in the ordinary course of business;

C.

Any acquisition by the Corporation or any subsidiary of any business or another person, or any property, securities, rights or other assets in a transaction for a consideration in excess of $500,000 ($1,000,000 following the Triggering Event); provided that the Corporation may acquire distribution and other rights to motion pictures or other related properties or assets in the ordinary course of business;

D.

The creation, incurrence, assumption or guaranty by the Corporation or any subsidiary of any debt for money borrowed in excess of $500,000 ($2,000,000 following the Triggering Event), except for (i) film financing incurred by the Corporation or by special purpose subsidiaries of the Corporation (ii) bank or third party financing used for general corporate purposes of the Corporation or its subsidiaries or (iii) as otherwise permitted by these Operating Guidelines (collectively, “Permitted Indebtedness”).

E.

The creation, incurrence, or assumption of any lien, mortgage, pledge, security interest, charge or encumbrance by the Corporation or any subsidiary with respect to any property, capital stock or asset of the Corporation or any subsidiary, which secures payment of indebtedness of the Corporation in excess of $500,000 ($2,000,000 following the Triggering Event), except (i) liens or pledges securing Permitted Indebtedness, (ii) liens or pledges encumbering film collateral necessary to secure film financing, or (iii) as otherwise permitted by these Operating Guidelines;

F.	Finn related financing, production, acquisition and development costs and commitments:

(i)	Committing to finance the “Uncovered Amount” of the budgeted negative costs of any motion picture or committing to acquire distribution rights to a motion picture for a minimum guarantee in excess of $750,000 ($2,000,000 following the Triggering Event). For purposes hereof, the Uncovered Amount means the budgeted negative costs of any motion picture not to be financed by advances, guarantees, or bank or other third party financing commitments;

(ii)	Committing to produce a motion picture for which the Corporation or any subsidiary is subject to a completion risk (i.e., payment by the Corporation is not conditioned upon delivery) if the amount of such risk exceeds $500,000, unless a completion guarantee is in place with respect to such motion picture.

(iii)	Authorizing an Uncovered Amount in excess of (i) $1,500,000 in the aggregate ($4,000,000 in the aggregate following the Triggering Event) for all completed motion pictures not yet released or (ii) $2,500,000 in the aggregate ($4,000,000 in the aggregate following the Triggering Event) for all motion pictures not yet completed.

(iv)	Authorizing unrecouped print and advertising expenses (which have not been written off for financial reporting purposes, or which are not financed by other means) to at any time exceed $500,000 ($1,000,000 following the Triggering Event) for any motion picture or permit the sum of unrecouped print and advertising expenses (which have not been written off for financial reporting purposes), computed for each motion picture, to exceed $1,500,000 in the aggregate ($3,000,000 in the aggregate following the Triggering Event) at any time.

(v)	Authorizing development costs (which have not been sold, written off or allocated to a motion picture for which active preproduction has commenced) of the Corporation or any subsidiary with respect to motion pictures for which active preproduction has not yet commenced to exceed $500,000 per item of product ($1,000,000 per item of Product following the Triggering Event) or $1,500,000 in the aggregate ($3,000,000 in the aggregate following the Triggering Event).

G.

Any other investments, or series of investments, by the Corporation or any subsidiary in excess of $250,000 other than (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (iii) commercial paper or other corporate obligations, (iv) repurchase agreements and reverse repurchase agreements, (v) money market funds organized under the laws of the United States of America or any state thereof and administered by securities dealers of recognized national standing, (vi) any investment in subsidiaries of the Corporation, and (vii) negotiable instruments endorsed for deposit or collection or similar instruments in the ordinary course of business;

H.

The creation, incurrence or assumption by the Corporation or any subsidiary of any combined lease expense for any twelve consecutive months in excess of $800,000, inclusive of amortization of capitalized build out costs.

I.

The making or incurrence of any obligation to make capital expenditures on any one item in excess of $100,000 and in excess of $250,000 in the aggregate during any fiscal year (unless otherwise permitted without Board approval under another provision of this Section V).

J.	Authorizing aggregate allocated and unallocated overhead expenses (excluding reserves for bad debts) to materially exceed amounts provided in the Annual Business Plan.

K.

Raising additional debt or equity capital including material increases to existing bank facilities, unless otherwise permitted without Board approval under another provision of this Section V, or as required under the Investors Rights Agreement dated July 28, 2005.

L.	The declaration or payment by the Corporation or any subsidiary (other than special purpose subsidiaries) of any dividend on any class of its common stock;

M.	Redemption or purchase of capital stock of the Corporation (other than repurchases of options or restricted stock issued pursuant to the terms of bona fide employee/consultant equity agreements);

N.

Granting any bonus in excess of $150,000 per grant ($250,000 per grant following the Triggering Event) to any employee or agent of, or consultant to the Corporation not required by any employment, consulting or other agreement.

O.

Granting any unallocated options under any existing or future stock option plan, subject to availability, in excess of 100,000 shares per grant (200,000 shares per grant following the Triggering Event).

VI.           EVALUATION OF OPERATING GUIDELINES.

At the first Board meeting of each calendar year, the Board of Directors shall re-evaluate the Operating Guidelines and consider appropriate changes to the Operating Guidelines consistent with the Annual Business Plan adopted at such meeting.

VII.           TERMINATION OF OPERATING GUIDELINES.

The Operating Guidelines shall remain in effect during the “Applicable Period” as such term is defined in Section 4 of that certain Stockholders’ Agreement, dated July 28, 2005, by and among the Corporation and the Applicable Stockholders (as defined therein).